                                                                    EXHIBIT 12.1

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)




                                              For the Year Ended December 31,            Pro Forma
                                     -------------------------------------------------   ---------
                                                             Historical
                                     -------------------------------------------------
                                     1994       1995       1996       1997       1998       1998
                                    ------     ------     ------     ------     ------     ------
Income (loss) before income
   taxes, minority interest
   and extraordinary item           (3,596)   (12,860)   (19,968)   (21,476)   (27,269)   (39,678)

Fixed Charges:

Interest Expense                     4,975     14,199     20,633     21,299     24,442     36,334

Interest portion of rental
   expense                             113        264        428        464        514        514

Dividends on unconsolidated
   subsidiary                           --         --        101        101         67         --
                                    ------    -------    -------    -------    -------    -------
Earnings                             1,492      1,603      1,194        388     (2,246)    (2,830)

Fixed charges:

   Interest expense                  4,975     14,199     20,633     21,299     24,442     36,334

   Interest portion of rental
      expense                          113        264        428        464        514        514

   Dividends on unconsolidated
      subsidiary                        --         --        101        101         67         --
                                    ------    -------    -------    -------    -------    -------
Total Fixed Charges                  5,088     14,463     21,162     21,864     25,023     36,848


Ratio of Earnings to Fixed Charges     n/a        n/a        n/a        n/a        n/a        n/a


Earnings inadequate to cover
fixed charges:

   Fixed charges                     5,088     14,463     21,162     21,864     25,023     36,848

   Earnings                          1,492      1,603      1,194        388     (2,246)    (2,830)
                                    ------    -------    -------    -------    -------    -------
   Amount earnings inadequate       (3,596)   (12,860)   (19,968)   (21,476)   (27,269)   (39,678)
                                    ======    =======    =======    =======    =======    =======
